Exhibit 99.1

Lam Research Contacts:

Ed Rebello, Corporate Communications, +1-510-572-6603; edward.rebello@lamresearch.com

Shanye Hudson, Investor Relations, +1-510-572-4589, shanye.hudson@lamresearch.com

Novellus Systems Contact:

Robin S. Yim, Investor Relations, + 1-408-943-9700; robin.yim@novellus.com

Lam Research Stockholders and Novellus Systems Shareholders Approve

Acquisition of Novellus by Lam Research

FREMONT, Calif., and SAN JOSE, Calif., May 11, 2012 – Lam Research Corp. (NASDAQ:LRCX) and Novellus Systems, Inc. (NASDAQ:NVLS) today announced that matters relating to the December 14, 2011 merger agreement were approved at the respective meetings of the Lam Research stockholders and the Novellus shareholders held on May 10, 2012. Lam Research stockholders approved the issuance of shares required to complete the acquisition of Novellus. Novellus shareholders approved the merger and merger agreement, and also approved, on an advisory basis, the merger-related executive compensation for Novellus’ named executive officers.

At the special meeting of Lam Research stockholders, approximately 99.9% of the votes were cast in favor of the proposal to issue shares of Lam Research common stock to Novellus shareholders in connection with the merger.

At the special meeting of Novellus shareholders, approximately 99.6% of the votes were cast in favor of the proposal to approve the merger (representing approximately 76.6% of the outstanding shares of Novellus entitled to vote on the proposal), the merger agreement, and the principal terms thereof, and approximately 87.7% of the votes were cast to approve, on an advisory basis, the merger-related executive compensation for Novellus’ named executive officers.

Lam Research Stockholders and Novellus Systems Shareholders Approve Acquisition of Novellus by Lam

Under the terms of the merger agreement, Novellus shareholders will receive 1.125 shares of Lam Research common stock for each share of Novellus common stock that they own.

The transaction is expected to close in the second calendar quarter of 2012, subject to customary closing conditions and pending approval from China, which remains the last regulatory approval required. While no assurance can be given, Lam Research and Novellus expect to obtain all required regulatory clearances.

About Lam Research

Lam Research Corp. is a major supplier of innovative wafer fabrication equipment and services to the worldwide semiconductor industry. For more than 30 years, Lam Research has driven continuous improvements in chip performance, power consumption, and cost, contributing to the global proliferation of smartphones, computers, tablets, and other electronic products. Lam Research has been the leading supplier of high-throughput plasma etch equipment for more than a decade and subsequently expanded its product offerings to include single-wafer clean systems. Lam Research maintains a global network of service facilities throughout North America, Asia, and Europe to rapidly meet the needs of its global customer base. It is a NASDAQ-100® company whose common stock trades on the NASDAQ Global Select MarketSM under the symbol LRCX. For more information, please visit http://www.lamresearch.com.

About Novellus Systems

Novellus Systems, Inc. (NASDAQ: NVLS) is a leading provider of advanced process equipment for the global semiconductor industry. Novellus’ products deliver value to customers by providing innovative technology backed by trusted productivity. An S&P 500 company, Novellus is headquartered in San Jose, Calif. with subsidiary offices across the globe. For more information, please visit www.novellus.com.

More Resources:

More information about this transaction is available on Lam’s IR website at http://investor.lamresearch.com and on Novellus’s IR website at http://ir.novellus.com.

Lam Research Stockholders and Novellus Systems Shareholders Approve Acquisition of Novellus by Lam

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This announcement contains, or may contain, “forward-looking statements” concerning Lam Research and Novellus (together such companies and their subsidiaries being the “Merged Company”), which are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to the expected timetable for completing the proposed transaction , the ability of Lam Research and Novellus to obtain the regulatory approvals required to consummate the transaction and any assumptions underlying any of the foregoing statements.

These forward-looking statements are based upon the current beliefs and expectations of the management of Lam Research and Novellus and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond Lam Research’s and Novellus’ ability to control or estimate precisely and include, without limitation: the ability to obtain governmental approvals of the merger or to satisfy other conditions to the merger on the proposed terms and timeframe; the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; and other risks and uncertainties, including those detailed from time to time in Lam Research’s and Novellus’ periodic reports (whether under the caption Risk Factors or Forward Looking Statements or elsewhere). Neither Lam Research nor Novellus can give any assurance that such forward-looking statements will prove to have been correct. The reader is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this announcement. Neither Lam Research nor Novellus nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Lam Research, Novellus, or the Merged Company, following the implementation of the merger or otherwise. No statement in this announcement should be interpreted to mean that the earnings per share, profits, margins or cash flows of Lam Research or the Merged Company for the current or future financial years would necessarily match or exceed the historical published figures.